Tribune Company
Rydex ETF Trust has been named as a defendant and a putative member of the proposed defendant class of shareholders in the case entitled Kirschner
v. FitzSimons, No. 12-2652 (S.D.N.Y.) (formerly Official Committee of
Unsecured Creditors of Tribune Co. v. FitzSimons, Adv. Pro. No. 10-54010
(Bankr. D. Del.)) (the FitzSimons action), as a result of ownership of shares by certain series of the Rydex ETF Trust in the Tribune Company (Tribune) in 2007, when Tribune effected a leveraged buyout transaction (LBO) by which Tribune converted to a privately-held company. In his complaint, the plaintiff has alleged that, in connection with the LBO, insiders and shareholders were overpaid for their Tribune stock using financing that the insiders knew would, and ultimately did, leave the Tribune Company insolvent. The plaintiff has asserted claims against certain insiders, major shareholders, professional advisers, and others involved in the LBO. The plaintiff is also attempting to obtain from former Tribune shareholders, including Rydex ETF Trust, the proceeds they received in connection with the LBO. In June 2011, a group of Tribune creditors fi led multiple actions against former Tribune shareholders involving state law constructive fraudulent conveyance claims arising out of the 2007 LBO (the SCLFC actions). Rydex ETF Trust has been named as a defendant in one or more of these suits. In those actions, the creditors seek to recover from Tribunes former shareholders the proceeds received in connection with the 2007 LBO. The FitzSimons action and the SLCFC actions have been consolidated with the majority of the other Tribune LBO-related lawsuits in a multidistrict litigation proceeding captioned In re Tribune Company Fraudulent Conveyance Litig., No. 11-md-2696 (S.D.N.Y.) (the MDL Proceeding).
On September 23, 2013, the District Court granted the defendants omnibus motion to dismiss the SLCFC actions, on the basis that the creditors lacked standing. On September 30, 2013, the creditors fi led a notice of appeal of the September 23 order. On October 28, 2013, the defendants filed a joint notice of cross-appeal of that same order. On February 25, 2014, the District Court issued a Phase Two Motion Protocol in the FitzSimons action that directed the liaison counsel for the shareholder defendants to fi le a global motion to dismiss,i.e., a motion that applies to the claim against all shareholder defendants, with respect to the plaintiffs claim brought against former Tribune shareholders for intentional fraudulent conveyance under U.S. federal law.
On May 23, 2014, the defendants fi led motions to dismiss the Fifth Amended Complaint in the FitzSimons action. That motion remains pending.
None of these lawsuits alleges any wrongdoing on the part of Rydex ETF Trust. The following series of Rydex ETF Trust held shares of Tribune and tendered these shares as part of Tribunes LBO: Guggenheim SP 500 Equal Weight Consumer Discretionary Fund (the Fund). The value of the proceeds received by the Foregoing Fund was $249,481. At this stage of the proceedings, Rydex ETF
Trust is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Funds net asset value.



Legal Proceedings
Lyondell Chemical Company
In December 2011, Rydex ETF Trust was named as a defendant in Weisfelner, as Trustee of the LB Creditor Trust, v. Fund 1
(In re Lyondell Chemical Co.), Adv. Pro. No. 10-4609 (Bankr. S.D.N.Y.).
Similar to the claims made in the Tribune matter, the Weisfelner complaint seeks to have set aside and recovered as fraudulent transfers from former Lyondell Chemical Company (Lyondell) shareholders the consideration paid to them Pursuant to the cash out merger of Lyondell shareholders in connection with the combination of Lyondell and Basell AF in 2007. Lyondell filed for bankruptcy in 2008. On January 14, 2014, the Court granted in part and denied in part the defendants motion to dismiss the Creditor Trust action. In particular, the Court dismissed all defendants who were conduits for the proceeds from the merger transaction, and also ruled that the plaintiff could not bring any claims on behalf of certain entities who had ratified the merger transaction.
The Court also dismissed without prejudice the plaintiff s claims for intentional fraudulent transfer against the remaining defendants, and gave the Credit Trustee leave to replead these claims. Finally, the Court denied the motion to dismiss with respect to the plaintiff s claims for constructive fraudulent transfer against the remaining defendants. On April 7, 2014, the plaintiff fi led a Third Amended Complaint. In the related action entitled Weisfelner, as Trustee of the LB Litigation Trust v. A. Holmes H. Holmes TTEE (In re Lyondell Co.), Adversary Proceeding No. 10-5525
(Bankr. S.D.N.Y.), the plaintiff also fi led a Second Amended Complaint that alleges a claim against the former Lyondell shareholders under federal law for intentional fraudulent transfer. The complaint identifies a putative defendant class comprised of all entities who received proceeds from the merger transaction in exchange for their shares. On May 23, 2014, the parties submitted to the Court competing proposed Case Management Orders. The Court has scheduled a status conference for May 29, 2014 to address the parties proposed orders. This lawsuit does not allege any wrongdoing on the part of Rydex ETF Trust.The following series of Rydex ETF Trust received cash proceeds from the merger in the following amounts: Guggenheim SP Midcap 400 Pure Value ETF Fund -572,640.At this stage of the proceedings, Rydex ETF Trust is not able to make a reliable prediction as to the outcome of this lawsuit or the effect, if any, on the Funds net asset value. Tribune Company Rydex ETF Trust has been named as a defendant and a putative member of the proposed defendant class of shareholders in the case entitled Kirschner v. FitzSimons, No. 12-2652 (S.D.N.Y.)(formerly Official Committee of Unsecured Creditors of Tribune Co.
v. FitzSimons,Adv. Pro. No. 10-54010 (Bankr. D. Del.)) (the FitzSimons action), as a result of ownership of shares by certain series of the Rydex ETF Trust in the Tribune Company (Tribune) in 2007, when Tribune effected a leveraged buyout transaction (LBO) by which Tribune converted to a privately-held company.In his complaint, the plaintiff has alleged that, in connection with the LBO,insiders and shareholders were overpaid for their Tribune stock using financing that the insiders knew would, and ultimately did, leave the Tribune Company insolvent. The plaintiff has asserted claims against certain insiders,major shareholders, professional advisers, and others involved in the LBO.
The plaintiff is also attempting to obtain from former Tribune shareholders, including Rydex ETF Trust, the proceeds they received in connection with the LBO. In June 2011, a group of Tribune creditors filed multiple actions against former Tribune shareholders involving state law constructive fraudulent conveyance claims arising out of the 2007 LBO (the SLCFC actions). Rydex ETF Trust has been named as a defendant in one or more of these suits. In those actions, the creditors seek to recover from Tribunes former shareholders the proceeds received in connection with the 2007 LBO. The FitzSimons action and the SLCFC actions have been consolidated with the majority of the other Tribune LBO-related lawsuits in a multidistrict litigation proceeding captioned In re Tribune Company Fraudulent Conveyance Litig., No. 11-md-2696 (S.D.N.Y.)
(the MDL Proceeding). On September 23, 2013, the District Court granted the defendants omnibus motion to dismiss the SLCFC actions, on the basis that the creditors lacked standing. On September 30, 2013, the creditors filed a notice of appeal of the September 23 order. On October 28, 2013, the defendants filed a joint notice of cross-appeal of that same order. On February 25, 2014, the District Court issued a Phase Two Motion Protocol in the FitzSimons action that directed the liaison counsel for the shareholder defendants to fi le a global motion to dismiss, i.e., a motion that applies to the claim against all shareholder defendants, with respect to the plaintiffs claim brought against former Tribune shareholders for intentional fraudulent conveyance under U.S. federal law. On May 23, 2014, the defendants filed motions to dismiss the Fifth Amended Complaint in the FitzSimons action. That motion remains pending. None of these lawsuits alleges any wrongdoing on the part of Rydex ETF Trust. The following series of Rydex ETF Trust held shares of Tribune and tendered These shares as part of Tribunes LBO: Guggenheim SP 500 Pure Value ETF
(the Fund). The value of the proceeds received by the foregoing Fund was 197,050. At this stage of the proceedings, Rydex ETF Trust is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Funds net asset value.



Rydex ETF Trust has been named as a defendant and a putative member of the proposed defendant class of shareholders in the case entitled Kirschner v. FitzSimons, No. 12-2652 (S.D.N.Y.) (formerly Official Committee of Unsecured Creditors of Tribune Co. v. FitzSimons, Adv. Pro. No. 10-54010
(Bankr. D. Del.)) (the FitzSimons action), as a result of ownership of shares by certain series of the Rydex ETF Trust in the Tribune Company
(Tribune) in 2007, when Tribune effected a leveraged buyout transaction
(LBO) by which Tribune converted to a privately-held company. In his complaint, the plaintiff has alleged that, in connection with the LBO, insiders and shareholders were overpaid for their Tribune stock using financing that the insiders knew would, and ultimately did, leave the Tribune Company insolvent. The plaintiff has asserted claims against certain insiders, major shareholders, professional advisers, and others involved in the LBO. The plaintiff is also attempting to obtain from former Tribune shareholders, including Rydex ETF Trust, the proceeds they received in connection with the LBO. In June 2011, a group of Tribune creditors filed multiple actions against former Tribune shareholders involving state law constructive fraudulent conveyance claims arising out of the 2007 LBO (the SCLFC actions). Rydex
ETF Trust has been named as a defendant in one or more of these suits. In those actions, the creditors seek to recover from Tribunes former shareholders the proceeds received in connection with the 2007 LBO. The FitzSimons action and the SLCFC actions have been consolidated with the majority of the other Tribune LBO-related lawsuits in a multidistrict litigation proceeding captioned In re Tribune Company Fraudulent Conveyance Litig., No. 11-md-2696
(S.D.N.Y.) (the MDL Proceeding). On September 23, 2013, the District
Court granted the defendants omnibus motion to dismiss the SLCFC actions, on the basis that the creditors lacked standing. On September 30, 2013, the creditors filed a notice of appeal of the September 23 order. On October 28, 2013, the defendants filed a joint notice of cross-appeal of that same order.
On February 25, 2014, the District Court issued a Phase Two Motion Protocol in the FitzSimons action that directed the liaison counsel for the shareholder defendants to file a global motion to dismiss, i.e., a motion that applies to the claim against all shareholder defendants, with respect to the plaintiffs claim brought against former Tribune shareholders for intentional fraudulent conveyance under U.S. federal law. On May 23, 2014, the defendants filed motions to dismiss the Fifth Amended Complaint in the FitzSimons action.
That motion remains pending. None of these lawsuits alleges any wrongdoing on the part of Rydex ETF Trust. The following series of Rydex ETF Trust held shares of Tribune and tendered these shares as part of Tribunes LBO:
Guggenheim SP 500 Equal Weight ETF (the Fund). The value of the proceeds received by the foregoing Fund was $4,766,035. At this stage of the proceedings, Rydex ETF Trust is not able to make a reliable prediction as to the outcome of these lawsuits or the effect, if any, on the Funds net asset value.